EXHIBIT 99.1

Core-Mark Announces a Definitive Agreement to Acquire Forrest City Grocery

South San Francisco, California - April 5, 2011 - Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has signed a definitive agreement to acquire Forrest City Grocery Co. (FCGC) for approximately $73 million. The transaction is structured as an all-cash merger pursuant to which FCGC will become a wholly-owned, indirect subsidiary of Core-Mark.

The purchase price of $73 million is predicated on approximately $50 million in assets, to be determined at time of closing. No debt is being assumed in this transaction. Core-Mark expects to fund the transaction from a combination of cash and borrowings under its $200 million revolving credit facility. The deal is expected to close within two months and is expected to be accretive beginning in 2011, excluding approximately $2.5 million in start-up and conversion costs.

FCGC has long been one of the leading wholesale distributors in the region servicing customers in Arkansas, Mississippi, Tennessee and surrounding states. A commitment to bringing value to their customers has resonated with the 1,500 retailers they serve from a modern facility in Forrest City, Arkansas. The company has a legacy that spans over 100 years and along the way, they have developed a strong history for growing sales and profits. Forrest City was ranked as the 10th largest convenience wholesaler by Convenience Store News, with 2010 revenues reaching approximately $540 million.

“The owners, management and employees of Forrest City have built a terrific business through hard work and dedication to their customers. We believe that Core-Mark will provide the platform for the Forrest City team to continue to grow and expand, complementing the strengths of this widely respected distribution company. Our objective is to provide additional marketing programs and support to add even more customer value to the Forrest City offering,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

“In 2011 our company reached a significant milestone, passing the century mark for continuous years of operation. FCGC's keys to success have always been the strong partnerships we have with customers, the dedication of our employees and the support of our community. During this process it was obvious that Core-Mark would be a great fit with our organization, leveraging their strength in sales and marketing along with a decentralized culture to provide our customers a bright future,” said Allen Cohn, Vice President of FCGC.

Guidance for 2011

The Company raises its annual sales guidance to $8.0 billion for 2011, including expected sales upon closing of its Forrest City Grocery Company (FCGC) acquisition. Management reiterates its estimated capital expenditures of $24 million in 2011.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 26,000 customer locations in the U.S. and Canada through 24 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; our ability to successfully integrate acquired businesses; unexpected costs and benefits of the transaction; changes in management plans relating to the transaction and the entity acquired; our ability to borrow additional capital; changes in the expected timing of the completion of the transaction; governmental regulations and changes thereto, including fair trade laws; our ability to implement marketing strategies; and our reliance on manufacturer discount and incentive programs;. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 15, 2011 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com